Exhibit 99.1

CONTACTS:	Dennis Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES PRICING OF COMMON STOCK OFFERING

BRIDGEVILLE, PA, May 25, 2018 — Universal Stainless & Alloy Products, Inc. (the “Company”) (Nasdaq: USAP) announced today that it has priced an underwritten offering of 1,224,490 shares of common stock at a public offering price of $24.50 per share. The offering will result in gross proceeds of approximately $30.0 million to Universal Stainless. The Company granted the underwriters a 30-day option to purchase up to 183,673 additional shares of common stock at the public offering price, less the underwriting discount. The offering is expected to close on May 30, 2018, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to repay amounts outstanding under the Company’s senior secured revolving credit facility.

Cowen and Company, LLC is acting as the sole book-running manager for the offering.

The offering of these securities is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus may be obtained by sending a request to: Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806 or by accessing the SEC’s website, www.sec.gov.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Universal Stainless & Alloy Products, Inc.

The Company, established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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